Exhibit 99.1

Fred's Reports Year-End 2007 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the fourth quarter and fiscal year ended February 2, 2008.

For the fourth quarter of 2007, Fred's reported a net loss of $4.4 million or $0.11 per diluted share, after recognizing charges in the quarter totaling $14.6 million ($9.9 million or $0.25 per diluted share after tax) related to the Company's previously announced plan to close of 75 stores and 22 pharmacies. Net income for the prior-year quarter was $9.2 million or $0.23 per diluted share, which included $0.03 per diluted share of store closing-related charges.

For the year ended February 2, 2008, net income totaled $10.7 million or $0.27 per diluted share compared with net income of $26.7 million or $0.67 per diluted share for 2006. The Company's earnings for 2007 included $0.25 per diluted share for restructuring charges versus $0.03 per diluted share in 2006.

Fred's total sales for the 13-week fourth quarter declined 8% to $494.1 million from $535.6 million for the 14-week fourth quarter last year. Excluding the effect of the extra week last year, sales were down 2% for the fourth quarter of 2007. Comparable store sales for the fourth quarter declined 2.5% compared with an increase of 2.0% for the fourth quarter of 2006.

For the 52-week fiscal year 2007, total sales increased 1% to $1.78 billion compared with $1.77 billion for the 53-week fiscal year 2006. Excluding the effect of the extra week last year, sales increased 2% for fiscal 2007. Comparable store sales for 2007 increased 0.3% versus an increase of 2.4% for 2006.

In February, Fred's announced a strategic plan intended to help the Company achieve its long-term goal of increasing annual operating margin to 4.5%. This plan is designed to improve Fred's core store performance by closing 75 under-performing locations; reducing corporate overhead by 10% to generate $11 million in annualized cash savings beginning in the second half of 2008; and initiating multiple merchandising programs to enhance margins and address the changing sales mix. Over the full three-year period of the plan, Fred's believes it can increase operating margin by more than 150 basis points and expects to achieve a cumulative increase in free cash flow of approximately $100 million.

Commenting on the results, Michael J. Hayes, Chief Executive Officer, said, "Although the fourth quarter, before considering restructuring charges, met our revised plan, it was nevertheless disappointing. The rapid changes in discretionary income for our customer base made us face some very tough decisions. We have moved proactively to confront these challenges with both short-term and long-term initiatives to enhance Fred's operating and financial performance. In the short term, our store and merchandise refresher programs, tightened inventory disciplines, and improvements to in-stock levels on our most popular items already have begun to produce tangible results. For long-term benefits, we are implementing a multi-year strategic plan that involves a stronger focus on operational execution at our best-performing stores and pharmacies, we have added a new real estate program designed to improve our return on investment from new stores, and we have strengthened and realigned our management team. Meanwhile, we are trimming both corporate and field personnel as we reduce our store count. The new leadership has energized our team and positioned us to execute our strategic plan with concrete returns expected as soon as the third and fourth quarters of this year, and we are confident that this plan will lead to improved store performance and higher operating margins in future."

Fred's gross profit for the fourth quarter declined 17% to $116.8 million from $140.5 million in the prior-year period. Gross margin for the quarter was 23.6% compared with 26.2% in the fourth quarter last year. Gross profit for the quarter included estimated costs of $10.0 million or 2.0% of sales for inventory liquidation associated with planned store closings, based on management's assumptions, and these estimates may vary from actual results. Additionally, gross margin in the fourth quarter was adversely affected by lower initial markups, a change in the general merchandise product mix, and higher promotional markdowns reflecting the competitive environment.

Gross profit for 2007 declined 1% to $490.2 million from $494.9 million for 2006. Gross margin for 2007 was 27.5% versus 28.0% last year. Gross profit for the year included estimated costs of $10.0 million or 0.6% of sales for inventory liquidation associated with planned store closings. An improvement in the pharmacy department's gross margin offset lower general merchandise margins in 2007.

Selling, general and administrative expenses for the fourth quarter of 2007 increased to 25.1% of sales versus 23.5% of sales in the year-earlier period. Expenses in the quarter included $4.6 million or 0.9% of sales for estimated costs of impaired leasehold improvements related to planned store closings. Expenses for store and pharmacy labor, fuel, and utilities increased as a percent of sales in the fourth quarter. In 2007, selling, general and administrative expenses were 26.6% of sales compared with 25.7% of sales in the prior year. Expenses in the year included estimated costs of $4.6 million or 0.3% of sales for impaired leasehold improvements related to planned store closings.

The operating loss for the fourth quarter of 2007, including the aforementioned $14.6 million in restructuring charges, was $7.6 million versus operating income of $14.4 million in the year-earlier period. The operating loss was -1.5% of sales in the fourth quarter of 2007 compared with 2.7% of sales last year. Operating income for 2007 totaled $16.5 million, down from $40.9 million in the prior year. Operating income for 2007 was 0.9% of sales versus 2.3% of sales for 2006.

Income tax expense declined to 31.6% of pre-tax income for fiscal 2007 compared with 33.5% last year. The favorable rate resulted from available income tax credits in relation to lower pre-tax income in 2007.

In the fourth quarter, Fred's opened nine stores, closed one store, and opened two pharmacies, bringing the totals for the year to 35 store openings, 20 closed stores, 11 pharmacy openings and four pharmacy closings. Fred's total selling square footage increased approximately 2.7% for the year. Pursuant to its recently announced strategic plan, Fred's expects to open 18 stores and 15 pharmacies in 2008 and close 75 underperforming stores and 22 pharmacies during the coming year. In 2007, the stores and pharmacies slated for closure had aggregate sales of $112 million and an aggregate operating loss of approximately $9 million.

Looking ahead, the Company expects total earnings per diluted share for 2008 to be in the range of $0.52 to $0.58 including costs in 2008 related to the announced store closings. Excluding these one-time charges of $10.8 million, but including the $5.2 million impact of the minimum wage increase, earnings per share for 2008 are forecasted to be in the range of $0.70 to $0.76. For the first quarter of 2008, Fred's expects earnings per diluted share to be in the range of $0.15 to $0.18. Comparable store sales for the first quarter are expected to increase in the range of 1.0% to 3.0%.

Fred's, Inc. operates 716 discount general merchandise stores, including 24 franchised Fred's stores. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's fourth quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until April 27, 2008.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC.
Unaudited Financial Highlights
(In thousands, except per share amounts)

	13 Weeks	14 Weeks
	Ended	Ended
	Feb. 2,	Feb. 3,	Percent
	2008	2007	Change
Net sales	$494,108	$535,564	-7.7%
Operating income (loss)	$(7,592)	$14,394	--
Net income (loss)	$(4,385)	$9,172	--
Net income (loss) per share:
Basic	$(0.11)	$0.23	--
Diluted	$(0.11)	$0.23	--
Average shares outstanding:
Basic	39,574	39,820
Diluted	39,574	39,898

	52 Weeks	53 Weeks
	Ended	Ended
	Feb. 2,	Feb. 3,	Percent
	2008	2007	Change
Net sales	$1,780,923	$1,767,239	0.8%
Operating income	$16,457	$40,949	-59.8%
Net income	$10,718	$26,746	-59.7%
Net income per share:
Basic	$0.27	$0.67	-59.7%
Diluted	$0.27	$0.67	-59.7%
Average shares outstanding:
Basic	39,771	39,770
Diluted	39,882	39,858

FRED'S, INC.
Unaudited Fiscal 2007 Fourth Quarter Results
(In thousands, except per share amounts)

	13 Weeks		14 Weeks
	Ended		Ended
	Feb. 2,	% of	Feb. 3,	% of
	2008	Total	2007	Total
Net sales	$494,108	100.0%	$535,564	100.0%
Cost of goods sold	377,269	76.4%	395,031	73.8%
Gross profit	116,839	23.6%	140,533	26.2%
Selling, general and administrative expenses	124,431	25.1%	126,139	23.5%
Operating income (loss)	(7,592)	-1.5%	14,394	2.7%
Interest expense, net	299	0.1%	234	0.1%
Income (loss) before income taxes	(7,891)	-1.6%	14,160	2.6%
Provision (benefit) for income taxes	(3,506)	-0.7%	4,988	0.9%
Net income (loss)	$(4,385)	-0.9%	$9,172	1.7%
Net income (loss) per share:
Basic	$(0.11)		$0.23
Diluted	$(0.11)		$0.23
Weighted average shares outstanding:
Basic	39,574		39,820
Diluted	39,574		39,898

Unaudited Fiscal 2007 Results
(in thousands, except per share amounts)

	52 Weeks		53 Weeks
	Ended		Ended
	Feb. 2,	% of	Feb. 3,	% of
	2008	Total	2007	Total
Net sales	$1,780,923	100.0%	$1,767,239	100.0%
Cost of goods sold	1,290,680	72.5%	1,272,320	72.0%
Gross profit	490,243	27.5%	494,919	28.0%
Selling, general and administrative expenses	473,786	26.6%	453,970	25.7%
Operating income	16,457	0.9%	40,949	2.3%
Interest expense, net	793	0.0%	736	0.0%
Income before income taxes	15,664	0.9%	40,213	2.3%
Provision for income taxes	4,946	0.3%	13,467	0.8%
Net income	$10,718	0.6%	$26,746	1.5%
Net income per share:
Basic	$0.27		$0.67
Diluted	$0.27		$0.67
Weighted average shares outstanding:
Basic	39,771		39,770
Diluted	39,882		39,858

FRED'S, INC.
Unaudited Balance Sheet
(In thousands)

	Feb. 2,	Feb. 3,
	2008	2007
ASSETS:
Cash and cash equivalents	$10,266	$2,475
Inventories	320,268	304,969
Receivables	30,972	29,097
Other non-trade receivables	20,536	18,953
Prepaid expenses and other current assets	11,792	12,224
Total current assets	393,834	367,718
Property and equipment, net	146,117	138,421
Other noncurrent assets	10,621	9,570
Total assets	$550,572	$515,709

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$70,416	$64,349
Current portion of indebtedness	159	385
Current portion of capital lease obligation	126	352
Accrued expenses and other	39,469	42,159
Deferred tax liability	13,151	16,396
Income taxes payable	--	4,188
Total current liabilities	123,321	127,829

Long-term portion of indebtedness	35,653	2,216
Deferred income taxes	6,698	12,425
Long-term portion of capital lease obligations	--	115
Other noncurrent liabilities	12,841	3,856
Total liabilities	178,513	146,441
Shareholders' equity	372,059	369,268
Total liabilities and shareholders' equity	$550,572	$515,709

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer